                           [Ropes & Gray Letterhead]


                                January 28, 1999



The Securities and Exchange Commission
Washington, D.C.  20549


     Re:  Eastern Enterprises - Form U-1
          ------------------------------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Form U-1 (the "Form U-1") to be filed with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935, as amended, by Eastern Enterprises, a Massachusetts voluntary association ("Eastern"). The Form U-1 is being filed in connection with the acquisition by Eastern of all of the outstanding shares (the "Colonial Shares") of common stock, $3.33 par value, of Colonial Gas Company, a Massachusetts gas utility company ("Colonial") in exchange for cash and shares (the "Eastern Shares") of common stock, $1.00 par value, of Eastern. The Eastern Shares are to be issued pursuant to an Agreement and Plan of Reorganization, dated as of October 17, 1998 (the "Merger Agreement"), by and between Eastern and Colonial providing for the merger (the "Merger") of Colonial with and into a Massachusetts corporation to be formed by and to be a wholly-owned subsidiary of Eastern ("Merger Sub"), as a result of which Merger Sub will continue as the surviving corporation under the name "Colonial Gas Company."

     We have acted as counsel for Eastern in connection with the Merger Agreement and the proposed issuance of the Eastern Shares contemplated thereby. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of, compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts.


     Based on the foregoing, we are of the opinion that:


     1. Assuming consummation of the Merger in accordance with the terms of the Merger Agreement, the Merger will comply with all applicable provisions of the laws of The Commonwealth of Massachusetts.

     2. Eastern is validly organized and duly existing as an unincorporated voluntary association under the laws of The Commonwealth of Massachusetts.

     3. Both prior to and following the consummation of the Merger, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts.

     4. The shares of capital stock of Merger Sub to be issued to Eastern will be duly authorized, validly existing, fully paid and non-assessable and will entitle Eastern as the holder thereof to all the rights and privileges pertaining thereto as set forth in the Charter and By-laws of Merger Sub.

     5. The Eastern Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable and entitle the holders thereof to all the rights and privileges pertaining thereto as set forth in the Declaration of Trust dated July 18, 1929, as amended and By-laws of Eastern.

     6. Assuming consummation of the Merger in accordance with the terms of the Merger Agreement, the Colonial Shares to be acquired by Eastern pursuant to the terms of the Merger Agreement will be legally acquired by Eastern.

     7. The consummation of the Merger in accordance with the terms of the Merger Agreement will not violate any legal rights of the holders of any issued and outstanding securities of Eastern or any of its affiliates.

     We hereby consent to the filing of this opinion as an exhibit to Eastern's Form U-1.

     It is understood that this opinion is to be used only in connection with the Form U-1 and may not be relied upon for any other purpose.

                              Very truly yours,



                              /s/ Ropes & Gray
                              Ropes & Gray